Exhibit 99.1

CONTACTS:

Dave Vadasz, investor relations
408.503.7200
dave.vadasz@palmOne.com

Marlene Somsak, media relations
408.503.2592
marlene.somsak@palmOne.com

palmOne Names Andrew J. Brown as CFO

MILPITAS, Calif., Dec. 14, 2004 — palmOne, Inc. (Nasdaq: PLMO) today announced the appointment of Andrew J. Brown as the company’s chief financial officer. Brown reports to Todd Bradley, palmOne chief executive officer, and is responsible for finance and accounting, investor relations, corporate development and information technology.

Brown, 45, is the former chief financial officer at Legato Systems, Inc., a storage-solutions provider that was acquired by EMC Corporation in October 2003. At Legato, he was part of a new management team that rebuilt the company. Prior to Legato, he was the vice president and chief financial officer at Adaptec Inc., where he helped drive company performance during periods of rapid growth.

“Andy’s credentials and proven record as a high-tech CFO make him an excellent addition to the palmOne management team,” Bradley said. “We’re confident his depth of experience will help palmOne scale its business to capture the excellent growth and profitability potential in the handheld-computing and communications solutions industry.”

Brown replaces Judy Bruner, who left to join SanDisk Corp. as executive vice president of administration and chief financial officer. Philippe Morali, who held much of Bruner’s former role in the interim, will resume his former responsibilities.

Brown holds a bachelor’s degree in accounting from Eastern Illinois University (Charleston, Ill.) and is on the board of directors of Peregrine Systems.

About palmOne, Inc.

palmOne, Inc. — the leader in handheld computing and communications solutions — strives to put the power of computing in people’s hands so they can access and share their most important information. The company’s products include Zire(TM) and Tungsten(TM) handhelds and Treo(TM) smartphones, software and accessories.

palmOne products are sold at The palmOne Store (http://store.palmOne.com/) and palmOne Retail Stores, and through select Internet, retail, reseller and wireless operator partners throughout the world.

More information about palmOne, Inc. is available at http://www.palmOne.com.

# # #

palmOne, Zire, Tungsten and Treo are among the trademarks or registered trademarks owned by or licensed to palmOne, Inc. or its subsidiaries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.